Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Third Quarter and Year to Date Fiscal 2015 Results

Lakewood, Colorado, July 30, 2015. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced its results for the third quarter and year to date fiscal 2015 periods ended June 30, 2015. The Company also updated its outlook for fiscal 2015 and provided its initial outlook for fiscal 2016.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the third quarter and year to date fiscal 2015 and 2014 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Third Quarter and Year to Date Fiscal 2015 Compared to Third Quarter and Year to Date Fiscal 2014

●	Net sales increased 18.4% to $158.7 million in the third quarter and increased 20.1% to $462.3 million year to date

●	Daily average comparable store sales increased 5.8% in the third quarter and year to date

●	Net income increased 29.2% to $4.3 million with diluted earnings per share of $0.19 in the third quarter and increased 29.4% to $13.3 million with diluted earnings per share of $0.59 year to date

●	EBITDA increased 19.4% to $12.6 million in the third quarter and increased 23.7% to $38.6 million year to date

●	Opened 12 new stores year to date in each of fiscal 2015 and 2014, resulting in growth rates of 17.9% and 23.5% for the twelve month periods ended June 30, 2015 and 2014, respectively

“We continue to surpass previous sales levels, which, together with our disciplined approach toward operating expenses, resulted in record year to date net income and earnings per share results. The strength of our results allows us to continue our investments into future growth,” said Kemper Isely, Co-President. “We remain focused on new store growth and plan to open five new stores in the fourth quarter of fiscal 2015. In addition, our directed sales initiatives, including the roll out of the {N}Power TM customer appreciation program, outstanding customer service and operational excellence, remain top priorities. During the fourth quarter of fiscal 2015, we look forward to the opening of our 100th store and the company-wide celebration of our 60th anniversary.”

Operating Results — Third Quarter Fiscal 2015 Compared to Third Quarter Fiscal 2014

During the third quarter of fiscal 2015, net sales increased $24.6 million, or 18.4%, over the same period in fiscal 2014 to $158.7 million due to a $16.9 million increase in sales from new stores and a $7.7 million, or 5.8%, increase in comparable store sales. The 5.8% increase in daily average comparable store sales in the third quarter of fiscal 2015 followed a 3.1% increase in the third quarter of fiscal 2014 and was driven by a 3.3% increase in daily average transaction count and a 2.4% increase in average transaction size. Daily average mature store sales increased 2.3% in the third quarter of fiscal 2015. For fiscal 2015, mature stores include all stores open during or before 2010.

Gross profit during the third quarter of fiscal 2015 increased 19.5% over the same period in fiscal 2014 to $46.1 million, primarily driven by positive comparable store sales and an increase in the comparable store base. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.1% during the third quarter of fiscal 2015, compared to 28.8% in the third quarter of fiscal 2014. Gross margin increased due to increases in product margin, partially offset by increases in occupancy costs, both as a percentage of sales (1).

Store expenses during the third quarter of fiscal 2015 increased $5.3 million, or 18.8%, to $33.5 million. Store expenses were 21.1% of sales, an increase of ten basis points during the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014. This increase was driven by increases in other store expenses and discretionary benefits expense, partially offset by decreases in salary-related expenses all as a percentage of sales.

Administrative expenses during the third quarter of fiscal 2015 increased $0.7 million, or 20.6%, to $4.3 million. Administrative expenses as a percentage of sales remained flat during the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014.

Pre-opening and relocation expenses increased $0.3 million during the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to the number and timing of new store openings and relocations. The Company opened four new stores during the third quarter of fiscal 2015, compared to three new stores during the third quarter of fiscal 2014.

Interest expense increased $0.1 million in the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to an increase in interest expense related to capital and financing lease obligations, partially offset by an increase in capitalized interest.

Provision for income taxes increased $0.1 million in the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014, due to an increase in income before income taxes, partially offset by favorable return to provision adjustments recognized in the third quarter of fiscal 2015. The effective tax rate decreased from 37.5% in the third quarter of fiscal 2014 to 32.8% in the third quarter of fiscal 2015.

Net income increased 29.2% to $4.3 million during the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014. Diluted earnings per share were $0.19 in the third quarter of fiscal 2015 compared to $0.15 in the third quarter of fiscal 2014.

EBITDA increased $2.0 million, or 19.4%, to $12.6 million in the third quarter of fiscal 2015 compared to the comparable period in fiscal 2014. EBITDA as a percentage of sales was 8.0% in the third quarter of fiscal 2015, compared to 7.9% during the comparable period in fiscal 2014.

Operating Results — Year to Date Fiscal 2015 Compared to Year to Date Fiscal 2014

During the nine months ended June 30, 2015, net sales increased $77.3 million, or 20.1%, over the comparable period in fiscal 2014 to $462.3 million due to a $55.0 million increase in sales from new stores and a $22.3 million, or 5.8%, increase in comparable store sales. Daily average comparable store sales increased 5.8% year to date in fiscal 2015 compared to a 6.3% increase during the comparable period in fiscal 2014. The 5.8% increase year to date in fiscal 2015 was driven by a 3.3% increase in daily average transaction count and a 2.5% increase in average transaction size. Daily average mature store sales increased 2.6% year to date in fiscal 2015.

Gross profit year to date in fiscal 2015 increased 20.0% over the comparable period in fiscal 2014 to $135.3 million driven by positive comparable store sales and an increase in the comparable store base. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.3% for each of the nine months ended June 30, 2015 and 2014 (1).

Store expenses year to date in fiscal 2015 increased $16.8 million, or 20.9%, to $97.0 million. Store expenses as a percentage of sales increased 20 basis points year to date in fiscal 2015 compared to the comparable period in fiscal 2014 driven by increases in other store expenses and depreciation, partially offset by decreases in salary-related expenses all as a percentage of sales.

Administrative expenses year to date in fiscal 2015 increased $1.7 million, or 15.3%, to $12.7 million. Administrative expenses as a percentage of sales decreased 20 basis points year to date in fiscal 2015 compared to the comparable period in fiscal 2014 as a result of the Company’s ability to support additional store investments and sales without proportionate increases in the cost of overhead.

Pre-opening and relocation expenses decreased $0.3 million year to date in fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to the timing, nature and location of new store openings. The Company opened 12 new stores in each of the nine months ended June 30, 2015 and 2014.

Interest expense increased $0.1 million year to date fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to an increase in interest expense related to capital and financing lease obligations, partially offset by an increase in capitalized interest.

Provision for income taxes increased $1.3 million year to date in fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to an increase in income before income taxes, partially offset by favorable return to provision adjustments recognized in the third quarter of fiscal 2015. The effective tax rate decreased from 37.7% in the nine months ended June 30, 2014 to 36.1% in the nine months ended June 30, 2015.

Year to date in fiscal 2015, net income increased by $3.0 million, or 29.4%, to $13.3 million compared to the comparable period in fiscal 2014. Diluted earnings per share year to date in fiscal 2015 were $0.59, compared to $0.46 during the nine months ended June 30, 2014.

EBITDA increased $7.4 million, or 23.7%, to $38.6 million, year to date in fiscal 2015 compared to the comparable period in fiscal 2014. EBITDA as a percentage of sales was 8.3% year to date in fiscal 2015, compared to 8.1% during the comparable period in fiscal 2014.

(1)

The Company had 13 and nine stores accounted for as capital and financing lease obligations for the third quarter and year to date fiscal 2015 and 2014, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 55 basis points in each of the third quarters of fiscal 2015 and 2014, and 55 and 60 basis points year to date fiscal 2015 and 2014, respectively . Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 55 basis points in each of the third quarters of fiscal 2015 and 2014, and 55 and 60 basis points year to date fiscal 2015 and 2014, respectively, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of June 30, 2015, the Company had $3.2 million in cash and cash equivalents, no amounts outstanding on its revolving credit facility, $1.0 million in outstanding letters of credit and $14.0 million available under the credit facility.

Year to date in fiscal 2015, the Company generated $29.2 million in cash from operations and invested $24.8 million in capital expenditures, primarily for new stores. Additionally, year to date in fiscal 2015 the Company paid $6.1 million, including $0.5 million of contingent consideration, in connection with the previously announced acquisition of a natural foods retailer in Independence, Missouri.

Growth and Development

During the third quarter of fiscal 2015, the Company opened four new stores, bringing the total store count as of June 30, 2015 to 99 stores in 17 states. The Company opened 12 new stores in each of the nine months ended June 30, 2015 and 2014, resulting in a 17.9% and 23.5% unit growth rate for the twelve month periods ended June 30, 2015 and 2014, respectively. The Company plans to open a total of 17 new stores in fiscal 2015, which would result in an annual unit growth rate of approximately 20%. Since June 30, 2015, the Company has completed the remodel of one store and the relocation of another store.

As of the date of this release, the Company has signed leases for the remaining five stores it plans to open in the fourth quarter of fiscal 2015 in Arizona, Colorado, Minnesota and Oklahoma and has 10 signed leases for stores planned to open after fiscal 2015.

Fiscal Year 2015 and Initial Fiscal Year 2016 Outlook

The following table provides information on the Company’s updated fiscal year 2015 outlook:

	Prior Fiscal 2015 Outlook	Current Fiscal 2015 Outlook	9 months ended June 30, 2015 Actual
Number of new stores	18	17	12
Number of relocations	1	*	—
Number of remodels	2	1	—
Daily average comparable store sales growth	5% to 8%	5.5% to 6.5%	5.8%
EBITDA as a percent of sales	7.3% to 7.5%	7.8% to 8.0%	8.3%
Net income as a percent of sales	2.1% to 2.3%	2.5% to 2.6%	2.9%
Diluted earnings per share	$0.63 to $0.66	$0.69 to $0.72	$0.59
Capital expenditures (in millions)	$41 to $43	$41 to $42	$24.8

*No change from prior outlook.

The following table provides information on the Company’s initial fiscal year 2016 outlook:

Fiscal 2016 Outlook
Number of new stores	22
New store growth	21%

The Company expects sales, EBITDA and net income growth to be approximately 20% in fiscal 2016.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, operates 99 stores in 17 states as of the date of this earnings release.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
Net sales	$158,650	134,036	462,281	384,959
Cost of goods sold and occupancy costs	112,508	95,424	326,975	272,213
Gross profit	46,142	38,612	135,306	112,746
Store expenses	33,508	28,213	97,018	80,263
Administrative expenses	4,322	3,585	12,705	11,022
Pre-opening and relocation expenses	1,078	729	2,525	2,829
Operating income	7,234	6,085	23,058	18,632
Other (expense) income:
Dividends and interest income	—	—	—	2
Interest expense	(768)	(706)	(2,217)	(2,117)
Total other expense, net	(768)	(706)	(2,217)	(2,115)
Income before income taxes	6,466	5,379	20,841	16,517
Provision for income taxes	(2,121)	(2,015)	(7,529)	(6,232)
Net income	$4,345	3,364	13,312	10,285

Net income per common share:
Basic	$0.19	0.15	0.59	0.46
Diluted	$0.19	0.15	0.59	0.46
Weighted average common shares outstanding:
Basic	22,491,158	22,476,986	22,488,975	22,461,289
Diluted	22,500,454	22,482,352	22,499,732	22,478,980

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	June 30, 2015	September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$3,234	5,113
Accounts receivable, net	2,671	2,146
Merchandise inventory	69,763	58,381
Prepaid expenses and other current assets	1,230	641
Deferred income tax assets	845	832
Total current assets	77,743	67,113
Property and equipment, net	139,067	120,224
Other assets:
Deposits and other assets	736	712
Goodwill and other intangible assets, net	5,632	900
Deferred financing costs, net	25	36
Total other assets	6,393	1,648
Total assets	$223,203	188,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,970	33,835
Accrued expenses	16,776	15,822
Capital and financing lease obligations, current portion	321	229
Total current liabilities	62,067	49,886
Long-term liabilities:
Capital and financing lease obligations, net of current portion	27,324	21,748
Deferred income tax liabilities	6,382	5,409
Deferred rent	6,502	5,842
Leasehold incentives	8,191	7,246
Other long-term liabilities	207	—
Total long-term liabilities	48,606	40,245
Total liabilities	110,673	90,131
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,491,158 and 22,485,488 issued and outstanding, respectively	22	22
Additional paid in capital	54,916	54,552
Retained earnings	57,592	44,280
Total stockholders’ equity	112,530	98,854
Total liabilities and stockholders’ equity	$223,203	188,985

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Nine months ended June 30,
	2015	2014
Operating activities:
Net income	$13,312	10,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,532	12,556
Loss on disposal of property and equipment	53	—
Share-based compensation	398	402
Excess tax benefit from share-based compensation	—	(472)
Deferred income tax expense (benefit)	958	(714)
Non-cash interest expense	12	15
Interest accrued on investments and amortization of premium	—	9
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(525)	695
Income tax receivable	—	612
Merchandise inventory	(10,656)	(10,545)
Prepaid expenses and other assets	(613)	(923)
Increase in:
Accounts payable	8,028	6,820
Accrued expenses	910	2,514
Deferred rent and leasehold incentives	1,605	2,221
Other long-term liabilities	207	—
Net cash provided by operating activities	29,221	23,475
Investing activities:
Acquisition of property and equipment	(24,806)	(26,920)
Proceeds from sale of property and equipment	12	—
Payment for acquisition	(5,601)	—
Proceeds from maturity of available-for-sale securities	—	1,140
Decrease in restricted cash	—	500
Net cash used in investing activities	(30,395)	(25,280)
Financing activities:
Borrowings under credit facility	115,423	12,892
Repayments under credit facility	(115,423)	(12,892)
Capital and financing lease obligations payments	(169)	(135)
Contingent consideration payments for acquisition	(514)	—
Excess tax benefit from share-based compensation	—	472
Payments of withholding tax for restricted stock unit vesting	(22)	—
Credit facility fees paid	—	(30)
Net cash (used in) provided by financing activities	(705)	307
Net decrease in cash and cash equivalents	(1,879)	(1,498)
Cash and cash equivalents, beginning of period	5,113	8,132
Cash and cash equivalents, end of period	$3,234	6,634
Supplemental disclosures of cash flow information:
Cash paid for interest	$35	4
Cash paid for interest on capital and financing lease obligations	2,316	2,090
Income taxes paid	6,254	3,750
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,367	3,525
Property acquired through capital and financing lease obligations	5,827	14

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure in the Company’s incentive compensation payments.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended June 30,		Nine months ended June 30,
	2015	2014	2015	2014
Net income	$4,345	3,364	13,312	10,285
Interest expense	768	706	2,217	2,117
Provision for income taxes	2,121	2,015	7,529	6,232
Depreciation and amortization	5,402	4,502	15,532	12,556
EBITDA	$12,636	10,587	38,590	31,190

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com